Exhibit 21.1


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                                  SUBSIDIARIES OF THE REGISTRANT



                                                      State or Other
                                                      Jurisdiction of                   Effective
Name of                                               Incorporation                     Percent
Subsidiary                                            or Organization                   Owned
----------                                            ---------------                   ---------

Intsys Share Limited                                  British Virgin Islands                  100

Hytechnology, Inc.                                    Delaware, United States                  70

Megabase Investment Limited                           British Virgin Islands                  100

Shenzhen Digitainment Co. Ltd.                        Wholly Foreign Owned Enterprise,        100
(Trading in the name of  Shenzhen Hytechnology Inc.)  People's Republic of China

Fantatech Development, Inc.                           People's Republic of China               40

Chongqing FantaWild FunPlex Tour Co. Ltd.             People's Republic of China              100

Tianjian Longqiao FantaWild Kepu Ltd.                 People's Republic of China               50
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